Exhibit 99.4.1

THE SHARES OF COMMON STOCK BEING OFFERED ARE NOT SAVINGS ACCOUNTS OR DEPOSITS AND ARE NOT INSURED OR GUARANTEED BY GEORGETOWN BANCORP, INC., GEORGETOWN SAVINGS BANK, THE FEDERAL DEPOSIT INSURANCE CORPORATION, OR ANY OTHER GOVERNMENT AGENCY. THIS IS NOT AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY COMMON STOCK. THE OFFER IS MADE ONLY BY THE PROSPECTUS. Georgetown Savings Bank invites to learn more about the conversion and stock offering of Georgetown Bancorp, Inc. For a prospectus or to have questions answered, please contact our stock information center Monday – Friday 10 a.m. to 6 p.m., Eastern time at (877) ___-____. Or visit our Stock Information Center at the Bank’s main office located at 2 East Main Street, Georgetown, Massachusetts. The information center is open on Mondays from 12:00 noon until 5:00 p.m., and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m. Common Stock Price $10.00 Per Share Offering expires on ________, 2012 at 12:00 Noon, Eastern Time Georgetown Bancorp, Inc. Proposed Holding Company for Georgetown Savings Bank Subscription and Community Offering An Opportunity is Available to Subscribe for Shares of Common Stock in Bancorp Logo

YOU ARE CORDIALLY INVITED to a Community Investors Meeting to learn more about the Conversion of Georgetown Bancorp, MHC and the stock offering of Day, Date Location/Address Time Day, Date Location/Address Time The shares of common stock being offered are not savings accounts or deposits and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund, the Savings Association Insurance Fund, or any other government agency. Senior executives of Georgetown Savings Bank and its investment bankers will present information and answer your questions about the Plan of Conversion and Reorganization, as well as about the business and operations of Georgetown Savings Bank. Georgetown Bancorp, Inc. Stock Information Center Representatives are available by telephone Monday through Friday, 10:00 a.m. to 6:00 p.m., Eastern Time, at (877) ___-____. You may also meet in person with a representative by visiting our stock information center located in our office at 2 East Main Street, Georgetown, Massachusetts on Mondays from 12:00 Noon to 5:00 p.m. and Tuesdays and Wednesdays from 9:00 a.m. to 5:00 p.m.